Prospectus Supplement, Dated April 14, 2009 (To Prospectus dated July 30, 2007)	Filed Pursuant to Rule 424(b)(7) File No. 333-144953
Selling Stockholders
The information in the table below should be considered in addition to the information appearing in the related prospectus under the heading “Selling Stockholders” and is based on information provided to us by the selling stockholders as of April 13, 2009. If the selling stockholder identified in the table below is also identified in the table appearing under the heading “Selling Stockholders” in the related prospectus, or in any other supplement to that prospectus filed with the SEC prior to April 14, 2009, then the information relating to that selling stockholder in the table and notes below supersedes the corresponding information in the prospectus or prospectus or supplement.
The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under the registration statement relating to this prospectus supplement. We prepared this table based on information that the selling stockholder listed below has supplied to us. The information about the selling stockholder listed below may change over time, and we may not be made aware of these changes. If the selling stockholder notifies us of any such change, we will reflect the change in a new prospectus supplement.
Except as otherwise indicated below, to our knowledge, no selling stockholder or any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or our predecessors or affiliates during the three years prior to the date of this prospectus supplement.
Our registration of the offer and sale of the shares of our common stock identified below does not mean that the selling stockholder identified below will sell all or any of these shares. In addition, the selling stockholder may have sold, transferred or disposed of all or a portion of its shares after the date on which it provided us with the information regarding its holdings, including in transactions exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended. In addition, we do not know how long the selling stockholder will hold the shares before selling them, if at all.
The term “selling stockholder” includes the stockholder listed below and certain of its pledgees and donees, or other successors, described under “Plan of Distribution” in the related prospectus. The number of shares in the column “Maximum Number of Shares of Common Stock Being Sold in this Offering” represents all of the shares that the applicable selling stockholder may offer under this prospectus supplement and the related prospectus and assumes the selling stockholder exercises, for cash, of all the outstanding warrants it holds.
A selling stockholder that is identified below as a broker-dealer, or an affiliate of a broker-dealer, may be deemed to be an underwriter with respect to the securities it sells pursuant to this prospectus supplement.

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Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules. The percentages in the table below are calculated based on 122,174,124 shares of our common stock outstanding as of February 27, 2009.

Maximum
Number of
Shares of
	Number of Shares of Common		Common	Number of Shares of Common
	Stock Beneficially Owned		Stock Being	Stock Beneficially Owned After
	Before this Offering		Sold in this	this Offering
Selling Stockholder	Number	Percent	Offering	Number	Percent
Crestview Capital Partners LLC	2,515	*	2,515	—	*

*	Less than 1%.

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